UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/05/2009

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 31, 2007, Air Transport Services Group, Inc. (formerly "ABX Holdings, Inc.") ("ATSG"), ABX Air, Inc. ("ABX Air") and certain former shareholders of Cargo Holdings International, Inc. (the "Significant Shareholders") entered into a Securities Purchase Agreement, pursuant to which the Significant Shareholders may loan ATSG and ABX Air $61 million (the "Significant Shareholder Loans"). Also on December 31, 2007, ATSG, ABX Air, the Significant Shareholders and Wells Fargo Bank, National Association (the "Escrow Agent") entered into an Escrow Agreement pursuant to which the Significant Shareholders deposited the $61 million into an escrow account (the "Escrowed Funds"). The Escrowed Funds may only be used to pay off a portion of the Note, dated August 15, 2003, in the original principal amount of $92,948,714, originally issued by ABX Air to Airborne, Inc. (now DHL) (the "DHL Note"). The Escrow Agreement originally provided that the Escrowed Funds would be available to ATSG and ABX Air until April 29, 2008, which period could be extended until July 29, 2008 under certain circumstances (the "Funding Deadline"), if DHL demanded prepayment of the DHL Note prior to the Funding Deadline. On January 14, 2008, ABX Air received a demand for prepayment of the DHL Note from DHL. However, ABX Air did not then, and has not, made a draw upon the Escrowed Funds because it does not believe, and disputes, that DHL has the right to demand prepayment. On March 17, 2008, ATSG, ABX Air and the Significant Shareholders entered into a First Amendment to Escrow Agreement, in which they extended the Funding Deadline until January 31, 2009.

On January 30, 2009, DPWN Holdings (USA), Inc. and ABX Air entered into a tolling agreement pursuant to which DHL agreed that it would not, for a period of 30 days from that date, renew its demand or otherwise take any action with respect to the DHL Note (the "Tolling Agreement"), while the parties discuss various business matters, including the status of the DHL Note.

Thereafter, on January 31, 2009, ATSG, ABX Air and the Significant Shareholders entered into a Second Amendment to Escrow Agreement, in which they extended the Funding Deadline until February 6, 2009, at 12:00 Noon EST. ATSG and ABX Air also agreed that they would not terminate, waive or agree to amend or modify any of the provisions of the Tolling Agreement without the express prior written consent of the Significant Shareholders.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2009, Air Transport Services Group, Inc. ("ATSG"), announced that J. Christopher Teets had been elected to its Board of Directors. A copy of the press release is attached hereto as Exhibit 99.

Mr. Teets is a partner of Red Mountain Capital Partners, LLC, which owns approximately 6.3 million common shares of ATSG, or nearly 10 percent of the 63.3 million ATSG shares outstanding. Red Mountain has been advising ATSG management on strategic direction since February 2008. ATSG and Red Mountain then signed a confidentiality and standstill agreement under which Red Mountain was granted access to proprietary ATSG information in exchange for its commitment to adhere to certain conditions, including a limit on its investment in ATSG. That agreement expired at the end of 2008. ATSG and Red Mountain have signed a new agreement that will remain in effect during Teets' tenure as a board member of ATSG.

The Board elected Mr. Teets to fill a vacancy created after it expanded the size of the Board from seven to eight directors.

Mr. Teets's term will expire at the Annual Stockholders' Meeting in 2011.

The Board has yet to name Mr. Teets to any of the committees of the Board or to determine those committees of the Board on which he will serve.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit
No.          Description
-------       -----------
99.          Press Release issued by Air Transport Services Group on February 3, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: February 03, 2009	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.	ATSG Elects Teets to Board of Directors